UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 10.10.2019

Liberty Star Uranium & Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50071	90-0175540
(Commission	(IRS Employer
File Number)	Identification No.)

2 East Congress St. Ste 900, Tucson, AZ	85701
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (520) 425-1433

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 10, 2019, the Company’s CEO purchased a new portable elemental analyzer for the Company at a cost of approximately $40,000. The Company will record this amount as an advance payable and plans to reimburse the CEO in full when adequate funds become available.

Item 8.01 Other Events.

Liberty Star hires Geotech Ltd. to update Hay Mountain Project ZTEM data.

On September 30, 2019 Liberty Star Minerals announced it engaged Geotech Ltd. of Aurora, Ontario, Canada to advance the original ZTEM and magnetic dataset it gathered at Liberty Star’s Hay Mountain Project in the airborne geophysical survey performed in July 2013. Geotech Ltd. will update the dataset to the 3D Inversion level of analysis, both 3D ZTEM inversion, and 3D MVI (magnetic vector inversion).

This more sophisticated analysis and interpretation, which Geotech has been developing and improving since the 2013 survey, substantially enhances the utility of the geophysical dataset already collected at the Hay Mountain Project (the: “Project”). This new study will produce dramatically improved imagery of the indicated geophysical signatures already apparent at the Project, elevates Liberty Star’s understanding of the information to current technological standards, and sets the stage for clearer and more compelling communication of the data to prospective operating partners. Comments CEO Brett Gross, “Combining classic mineral exploration with state-of-the-art technology, remains the Company’s guiding philosophy. We expect delivery of a new XRF device for on-site geochemical analysis in November from ThermoFisher Scientific and we are fortunate to have a partnership with geophysics technology leader Geotech Ltd. The 2013 airborne survey remains an important Liberty Star asset thanks to the continuing advancement of Geotech’s leading-edge ZTEM technology”.

Liberty Star completes annual assessment work at Hay Mountain North (“HMN”).

On September 30, 2019, Liberty Star Minerals announced they are nearing completion of required Arizona State Land Department (ASLD) assessment work on HMN Mineral Exploration Permit (MEP) lands by the October 4, 2019 deadline for the HMN block. Liberty Star acquired the HMN block in October 2018. This block of MEP lands, adjacent to, and contiguous with, the Company’s original Hay Mountain Project (the “Project”), added approximately 6 square miles nearly doubling the size of unpatented mineral holdings at the Project.

Field Manager Jay Crawford used a ThermoFisher Scientific Niton XL3t GOLDD+ x-ray fluorescence (XRF) handheld device to conduct geochemical surface studies over the area and has extended the biogeochemical study area to include HMN, fulfilling ASLD annual assessment requirements. Jay reports the equipment worked efficiently and produced high quality data and he looks forward to the November delivery of a brand new, and more sophisticated, Niton XL5 XRF device.

“This type of assessment work does much more than simply satisfy ASLD MEP retention requirements. It significantly increases our understanding of the potential mineral content of these lands,” said Mr. Gross, President and CEO of the Company, “We are very optimistic that this work will produce the types of confirming correspondence with the existing geophysical (ZTEM) signature already apparent in the HMN block that the same work has done at the original Hay Mountain Project site next door. We believe this data will dramatically expand the compelling geophysical and geochemical indicators of potential mineralization present throughout the Project and is further evidence of a porphyry cluster related to the larger Tombstone caldera.”

Liberty Star organizes operational components for Earp Ridge Mines LLC.

On September 30, 2019 Liberty Star Minerals announced the formation of Earp Ridges Mines LLC (“Earp Ridge”) on April 11, 2019. The Company has now completed assembly of the internal corporate infrastructure, e.g. bank accounts, tax registration, accounting systems, etc., to fully support Earp Ridge’s operational functionality.

States CEO Brett Gross, “This represents a substantial step forward in the Company’s ability to facilitate engagement of an operating partner at the Hay Mountain Project. While the copper price is working against explorers for the moment, we all know that will not stand in the long run. When that situation changes, we are ready and open for business.”

Item 9.01. Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Liberty Star completes annual assessment work at Hay Mountain North (“HMN”)
99.2	Liberty Star hires Geotech Ltd. to update Hay Mountain Project ZTEM data
99.3	Liberty Star organizes operational components for Earp Ridge Mines LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

Dated: October 16, 2019	/s/ Brett Gross
Brett Gross, President & CEO